ARTICLES OF AMENDMENT


         Articles of Amendment of the Articles of Incorporation of THE BULLHIDE LINER CORPORATION, are herein executed by said Corporation pursuant to provisions of RCW 23 B.10.060 as follows:

         1. The name of the Corporation is THE BULLHIDE LINER CORPORATION.

         2. Article 4 to the Articles of Incorporation shall be amended to read as follows:

                               ARTICLE 4 - SHARES

                  The total number of shares of capital stock which the Corporation is authorized to issue is Sixty Thousand (60,000) shares. Fifty Thousand (50,000) of such shares will be Common Stock having a par value of $1.00 (the "Common Stock"); and Ten Thousand (10,000) of such shares will be Preferred Stock having a par value of $100 per share (the "Preferred Stock").

                  The designations and the preferences, limitations and rights, in respect of the different classes of capital stock of the Corporation, and the authority granted to the Board of Directors to fix by resolution or resolutions any thereof which are not fixed in this
         Article 4 are as follows:

         A.       Definitions

                  1. Preferred Stock. The term "Preferred Stock" means all or any shares of any series of Preferred Stock described in Section (B) of this
Article 4.

                  2. Junior Stock. The term "Junior Stock" means the Common
Stock.

         B.       Preferred Stock

                  1. Issue in Series. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. Each share of any particular series will be identical to all other shares of the same series, except that the date or dates from which dividends win accumulate may vary as provided in Paragraph 2 of this Section (B). Except as prohibited by law or the provisions of this Article 4, the Board of Directors will have complete authority to define the powers, rights, and preferences of the shares of each series, as well as qualifications, limitations, and restrictions thereof. Each resolution of the Board of Directors designating and defining a series of Preferred Stock must (a) designate the series to which such shares will belong, using the words "Preferred Stock, Series"

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followed by a distinguished capital letter; (b) fix the number of shares of
Preferred Stock that will be issued as part of the particular series; (c) identify the times, if any, at which share of such series will be redeemable and the redemption price and other terms that will apply in the event of a redemption. In addition, to the extent permitted by law and the provisions of this Article 4, the designating or defining resolution may grant to the holders of shares of the series such other special rights, and impose on such holders such other special conditions and restrictions, as the Board of Directors thinks necessary or appropriate.

                  2.       Liquidation Rights.

                           (a) Involuntary Liquidation. If the Corporation is
involuntarily liquidated, dissolved, or wound up, before any assets of the Corporation may be distributed in respect of the shares of any class of Junior Stock, each holder of shares of Preferred Stock of any series will be entitled to receive, as a preferential distribution, the par value of each share of Preferred Stock held by such holder.

                           (b) Voluntary Liquidation. If the Corporation is
voluntarily liquidated, dissolved, or wound up, before any assets of the Corporation may be distributed in respect of the shares of any class of Junior Stock, each holder of shares of Preferred Stock of any series will be entitled to receive, as a preferential distribution, an amount per share equal to the then applicable current redemption price fixed for such series.

                           (c) Residue. A holder of Preferred Stock will not be
entitled to receive, in respect of such shares, any distribution of assets of the Corporation following liquidation, dissolution, or winding up of the Corporation to any greater extent than is expressly provided in subparagraphs
(a) through (c) above.

                           (d) Nonliquidation Events. For purposes of this
Paragraph 2, a merger or consolidation of this Corporation with or into any other Corporation or Corporations will not be considered a liquidation, dissolution, or winding up of the Corporation.

                  3. Redemption and Repurchase Provisions. At any time it may lawfully do so, if it is not then in default of any obligation it has to contribute sums to a sinking fund for the redemption or repurchase of any series of Preferred Stock, this Corporation may, at the option of its Boards of Directors, redeem all, or from time to time any portion, of the outstanding shares of Preferred Stock of any series or of all series.

                           (a) Exercise of Option. To exercise its redemption
option, the Corporation must mail a notice of the redemption to be affected (the "Redemption Notice") to each holder of record of one or more shares of Preferred Stock of any series. For these purposes, the record holders will be determined as of the business day next preceding the day of mailing. The Redemption Notice must be transmitted by either mail, private carrier or personal delivery, at least 30 days but not more than 90 days prior to the date fixed by the Board of Directors as the date on

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which the redemption will take place (the "Redemption Date"). If mailed, the
Redemption Notice will be effective when mailed, with first-class postage prepaid, correctly addressed to the address shown for the holder in the Corporation's current record of shareholders. The Redemption Notice must specify the Redemption Date, the price which the Corporation will pay for each share to be redeemed (the "Redemption Price") and the place at which payment may be obtained. The Redemption Price for shares of each series will be the price fixed for the redemption of shares of that series in the applicable provisions of these Articles of Incorporation, or the resolution of the Board of Directors which defines and designates the series.

                           (b) Redemption of Less Than all Series. If, at any
time, the Corporation redeems fewer than all of the shares of Preferred Stock of any series then outstanding, it win effect the redemption either among the holders of the Preferred Stock or such series, as determined by the Board of Directors.

                           (c) Surrender of Certificates. On or after the
Redemption Date, each holder of shares to be redeemed must surrender to the Corporation the certificate or certificates representing such shares. Surrender must be in the manner and at the place designated in the Redemption Notice. Upon surrender of the appropriate certificate or certificates, the holder will be entitled to receive payment of the Redemption Price for the redeemed shares. If all of the shares of Preferred Stock represented by a surrendered certificate are to be redeemed, then following surrender the certificate win be canceled and no new certificate will be issued. If fewer than all of the shares of Preferred Stock represented by a surrendered certificate are to be redeemed, then following surrender the certificate will be canceled and a new certificate representing the unredeemed share will be issued to the holder of record.

                           (d) Retirement of Shares. If the Corporation has
properly mailed the Redemption Notice as required in this Paragraph 4, and if on the Redemption Date the Corporation has available the funds necessary to pay the Redemption Price with respect to all shares to be redeemed, then notwithstanding the fact that certificates representing some or all of the shares to be redeemed shall not yet have been surrendered, the shares designated to be redeemed in the Redemption Notice will cease accruing all other rights with respect to such shares (other than the right of the holders to receive the Redemption Price, without interest, upon surrender of the appropriate certificates).

                           (e) Further Rights. After the Redemption Date, the
shares designated for redemption in the Redemption Notice will no longer be transferable on the books of the Corporation, and will no longer be deemed to be outstanding for any purpose whatsoever. The shares redeemed will be canceled and will not be reissued. The shares of Preferred Stock not redeemed will remain outstanding and entitled to all of the rights an preferences provided for in the designation and definition of the series of shares which they belong.

                  4. Voting Rights. The holders of shares of Preferred Stock will be entitled to one vote for each share of Preferred Stock held. In all matters affecting the rights of the holders of

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the Preferred Stock, class voting will be mandatory with all of the various series of outstanding Preferred Stock treated as separate classes of shareholders for this purpose. In all other matters, including the election of the Board of Directors, shareholders of the Preferred Stock shall vote on par with the Common Shareholders.

         C. Common Stock. If the Corporation is liquidated, dissolved, or wound up, whether voluntarily or involuntarily, after there shall have been paid to or set aside for the holders of all series of Preferred Stock; the full preferential amounts, which they are respectively entitled, the holders of the Common Stock will be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders. The Board of Directors, by majority vote, may distribute any remaining assets in kind to the holders of the Common Stock, or may sell or otherwise dispose of all or any of the remaining assets and receive payment for such assets in cash, stock or debt obligations, or any combination thereof, and may sell all or any part of that consideration or distribute the same, or the balance, in kind to the holders of the Common Stock.

         3. The date of the adoption of said Amendment by the Shareholders of said Corporation is March 30, 1994, in accordance with provisions of RCW 23
B.10.030 and RCW 23 B.10.040.

         4. The number of share outstanding of said Corporation is 10,000. The number of shares entitled to vote on said Amendment was 10,000.

         5. The number of shares voted for and against said Amendment, respectfully, were as follows:

                           For Amendment:            10,000 shares
                           Against Amendment:             0 shares

         Dated as of the 30th day of March, 1994.

                                            THE BULLHIDE LINER CORPORATION


                                            By:  /s/ Ron Grossman
                                            ---------------------
                                            Its:  President


                                            By: /s/ Cheryle Hart-Grossman
                                            -----------------------------
                                            Its:  Secretary



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